Exhibit 16.2

February 4, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Semantix Tecnologia em Sistema de Informação S.A. pursuant to Item 16F of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form F-4 of Alpha Capital Holdco Company dated February 4, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes Ltda.

São Paulo, Brazil